Exhibit 10.24

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ONCIMMUNE LIMITED

AND

BIODESIX, INC.

Dated as of June 27, 2019

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

Exhibit 1.1(e)	Assigned Intellectual Property

Exhibit 1.1(i)	Acquired IT Assets

Exhibit 1.2(r)	Other Excluded Assets

Exhibit 3.2(a)(ii)	Form of IP Assignment Agreement

Exhibit 3.2(a)(iii)	Form of License Agreement

Exhibit 12.1	Transferred Employees

-v-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of June 27, 2019 (the “Execution Date”), is by and between Oncimmune Limited, a private limited company incorporated under the laws of England and Wales (“Seller”), and Biodesix, Inc., a Delaware corporation (“Buyer”). Each of Seller and Buyer are sometimes referred to herein as a “Party” or collectively as the “Parties”.

RECITALS:

1.    Seller’s Subsidiary Oncimmune (USA) LLC (“Oncimmune USA”) is engaged in the Business.

2.    Concurrently with the execution hereof, Seller and Buyer are entering into that certain Purchase and Commercialization Agreement (the “PCA”), which provides for certain agreements between the Parties with respect to the Business (including Buyer’s operation thereof post-Closing).

3.    On the terms and subject to the conditions of this Agreement, (a) Buyer desires to purchase the Acquired Assets, and Seller desires to sell, and cause to be sold, the Acquired Assets to Buyer, and (b) Buyer desires to assume the Assumed Liabilities.

Accordingly, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

Section 1.1    Acquired Assets. On the terms and subject to the conditions of this Agreement, at the Closing, Seller will, or will cause Oncimmune USA to, sell, assign, transfer and deliver (“Convey” and variants of this term, such as “Conveyance” will have correlative meanings) to Buyer, and Buyer will purchase, acquire and accept from Seller or Oncimmune USA, all of Seller’s and Oncimmune USA’s respective right, title and interest in and to the Acquired Assets. For the purposes of this Agreement, “Acquired Assets” means all Assets owned or held by a member of the Seller Group that are located at the Kansas Lab and either included in any of clauses (a) – (l) below or otherwise primarily used or held for primary use in the Business and that are not otherwise addressed in such clauses, in each case whether now existing or hereafter acquired prior to the Closing (other than any such Assets that are Conveyed or otherwise disposed of after the date hereof and prior to the Closing not in violation of Section 6.1, and other than an interest in a business entity as defined in Treasury Regulation Section 301.7701-2(a)):

(a)    all inventories of raw materials, laboratory supplies, work-in- process, finished goods and packaging materials primarily used or held for primary use in the Business and located at the Kansas Lab as of the Closing (collectively, “Inventory”);

(b)    all machinery, equipment, furniture, furnishings, tools and other tangible personal property located at the Kansas Lab as of the Closing (collectively, the “Equipment”);

(c)    all accounts and notes receivable as of the Closing, in each case to the extent related to the conduct of the Business;

(d)    all pre-paid expenses and other current assets as of the Closing, in each case to the extent related to the conduct of the Business;

(e)    all Intellectual Property set forth on Exhibit 1.1(e) (“Assigned Intellectual Property”);

(f)    the Lease;

(g)    all Contracts exclusively related to the Business;

(h)    all books and records, including business records, research material, tangible data, documents, personnel records with respect to Transferred Employees, invoices, customer lists, vendor lists, service provider lists, sales and promotional literature, catalogs and advertising material used for the marketing of products or services, but only to the extent related primarily to the Business as of the Closing and permitted by applicable Law, and excluding Tax Returns and related notes, worksheets, files and documents relating thereto;

(i)    (a) the software set forth on Exhibit 1.1(i) (the “Acquired IT Assets”) and (b) all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals, in each case located at the Kansas Lab as of the Closing and used exclusively in the Business;

(j)    all Permits, to the extent transferable and related primarily to the Business and held as of the Closing;

(k)    all goodwill generated primarily by, and associated primarily with, the Business; and

(l)    all guarantees, warranties, indemnities and similar rights in favor of Seller or Oncimmune USA in respect of any other Acquired Asset or any Assumed Liability.

Section 1.2    Excluded Assets. Notwithstanding Section 1.1 or any other provision hereof, the Acquired Assets will not in any event include any of the following Assets of any member of the Seller Group (collectively, the “Excluded Assets”):

(a)    all books and records not constituting an Acquired Asset described in Section 1.1(h), including the certificate of incorporation, bylaws and similar organizational documents, minutes, stock records and similar documents of any member of the Seller Group;

(b)    all cash, cash equivalents (including marketable securities and short-term investments), bank accounts, lockboxes and deposits of, and any rights or interests in, the cash management system of any member of the Seller Group, including uncleared checks and drafts received or deposited for the account of any member of the Seller Group;

(c)    all rights to and the use of any member of the Seller Group’s trade names and trademarks, any derivation or combination thereof and all associated goodwill, and any other Intellectual Property not specifically described in Section 1.1(e);

(d)    all Contracts between any member of the Seller Group, on the one hand, and any Affiliate of such Person, on the other hand, and all intercompany receivables owed to any member of the Seller Group by any Affiliate of such Person;

(e)    all rights under any Contracts (i) other than the Business Contracts and (ii) related to the purchase of products and services necessary to supply Buyer with the products supplied by Seller under the supply agreement between the Parties contemplated by the PCA (the “Supply Agreement”);

(f)    all assets used in connection with the centralized management functions provided by the members of the Seller Group;

(g)    all rights to and in Employee Benefit Plans and any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of a member of the Seller Group under, any such Employee Benefit Plans;

(h)    all insurance policies and all rights of every nature and description under or arising out of such insurance policies;

(i)    all claims for and rights to any Tax asset or to receive Tax refunds, or any other Tax attribute, in each case relating to the operation or ownership of the Business or the Acquired Assets for any Tax period (or portion thereof) ending on or prior to the Closing, and all Tax Returns of the Seller Group and related work papers;

(j)    except to the extent set forth in Section 1.1(i), all application systems and software, including all computer software, programs and source disks, and related program documentation, tapes, manuals, forms, guides and other materials, computer hardware and other systems hardware and networking and communications assets, including servers, databases, backups and peripherals;

(k)    all rights of any member of the Seller Group to owned or leased real estate other than the Lease;

(l)    all rights under this Agreement, the PCA, the Supply Agreement, the Development Agreement, the Ancillary Agreements, the other agreements and instruments executed and delivered in connection with this Agreement, and the transactions contemplated hereby or thereby;

(m)    all inventory that is not Inventory pursuant to Section 1.1(a), including all inventory not related to the Test;

(n)    any claims, course of action, credits, demands or rights of set-off of the members of the Seller Group related to any Excluded Asset or Excluded Liability, as well as any books, records and privileged information relating thereto, whether choate or inchoate, known or unknown, contingent or noncontingent;

(o)    any rights under any interest rate, currency or other similar hedging or swap agreement;

(p)    any personnel and other files (i) pertaining to any employee that is not a Transferred Employee and (ii) pertaining to any Transferred Employee or current or former employee of any member of the Seller Group to the extent required by Law not to be transferred; and

(q)    the assets, properties and rights set forth on Exhibit 1.2(q).

Notwithstanding anything to the contrary contained in this Agreement, the PCA, the Supply Agreement, the Development Agreement or any of the Ancillary Agreements, Buyer acknowledges and agrees that all of the following shall remain the property of the Seller Group, and Buyer shall not have any interest therein: (x) all records and other materials prepared or received by Seller or any of its Affiliates in connection with the transactions contemplated hereby and (y) all privileged materials, documents and records of Seller or any of its Affiliates except to the extent exclusively related to the Assigned Intellectual Property or the Business.

Section 1.3    Assumed Liabilities. Subject to Section 1.4, on the terms and subject to the conditions of this Agreement, at the Closing, Buyer will assume and be liable for, pay, perform and discharge as and when due, the Assumed Liabilities. As used in this Agreement, “Assumed Liabilities” means all Liabilities of any member of the Seller Group that are included in any of clauses (a) – (f) below or that otherwise arise out of or relate to the ownership and use of the Acquired Assets or the operation or conduct of the Business, whether before, at or after the Closing, and that are not otherwise addressed in such clauses:

(a)    all Liabilities under the Business Contracts;

(b)    all trade accounts payable, accrued expenses and other current liabilities in each case to the extent related to the Business;

(c)    all Liabilities with respect to any product warranty claim or recall, in each case made after the Closing, with respect to products that were designed, manufactured, marketed, distributed or sold at any time by the Business or that constitute Inventory;

(d)    all Liabilities for product liability claims, arising out of occurrences after the Closing, relating to all products of the Business that were designed, manufactured, marketed, distributed or sold at any time by the Business or that constitute Inventory;

(e)    any Taxes for any taxable period (or portion thereof), and any liability for Taxes arising from or attributable to the operation of the Business or use or ownership of the Acquired Assets for all taxable periods (or portions thereof), beginning after the Closing Date; and

(f)    all other Liabilities to be paid or assumed by Buyer pursuant to the express terms of this Agreement.

Section 1.4 Excluded Liabilities. Notwithstanding Section 1.3, the Assumed Liabilities will not include the following Liabilities of the members of the Seller Group (collectively, the “Excluded Liabilities”):

(a)    all Liabilities under debt instruments, loan documents, indentures, debentures or other written obligations which involve indebtedness for borrowed money;

(b)    all Liabilities arising under or with respect to Contracts between any member of the Seller Group, on the one hand, and any Affiliate of such Person, on the other hand, and all intercompany payables owed by any member of the Seller Group to any Affiliate of such Person;

(c)    all Liabilities to the extent related to the Excluded Assets;

(d)    all Liabilities for product liability claims arising out of occurrences prior to the Closing;

(e)    all Liabilities for legal, accounting, audit and investment banking fees, brokerage commissions and any other similar expenses incurred by the Seller Group in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby;

(f)    any Taxes of any member of the Seller Group for any taxable period, and any liability for Taxes arising from or attributable to the operation of the Business or use or ownership of the Acquired Assets for all taxable periods (or portions thereof), ending on or prior to the Closing Date;

(g)    all Liabilities for retention or change of control payments under Contracts with Transferred Employees; and

(h)    all other Liabilities to be paid or assumed by Seller pursuant to the express terms of this Agreement.

ARTICLE II

PURCHASE PRICE

Section 2.1    Amount and Form of Purchase Price. The aggregate purchase price to be paid to the Seller in consideration of the Acquired Assets will consist of:

(a)    [***] in cash, to be paid in quarterly installments of [***] (each installment, a “Quarterly Amount”) pursuant to Section 2.2 (the sum of all such payments, the “Purchase Price”); and

(b)    the assumption by Buyer as of the Closing of the Assumed Liabilities.

Section 2.2    Payment of Purchase Price. Within 30 days of the Closing Date, and no later than each of the three-, six- and nine-month anniversaries of the Closing Date, Buyer will pay to Oncimmune USA by wire of transfer of immediately available funds to an account or accounts designated by Seller or Oncimmune USA prior to each such payment becoming due, an amount equal to the Quarterly Amount.

Section 2.3    Allocation of Purchase Price. Within 60 days after the Closing Date, Seller will provide Buyer a schedule allocating the Purchase Price among the Acquired Assets in accordance with Code Section 1060 and Treasury Regulations thereunder (the “Final Allocation”). The Final Allocation will be binding upon Seller and Buyer. Seller, Buyer and their Affiliates will report and file Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Final Allocation. Buyer will timely and properly prepare, execute, file and deliver all such documents, forms and other information as Seller may reasonably request in preparing such allocation. None of Seller, Buyer, or any of their Affiliates will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Final Allocation unless required to do so by applicable Law.

ARTICLE III

CLOSING

Section 3.1    Closing Date. The closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Jones Day, 1420 Peachtree Street, N.E., Suite 800, Atlanta, Georgia 30309, on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered promptly following the Closing if requested. All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Notwithstanding anything to the contrary in this Agreement, the Closing will be deemed to have occurred as of 11:59 p.m. (U.S. Eastern Time) on the Closing Date.

Section 3.2    Closing Deliveries.

(a)    By Seller Group. At the Closing, Seller will deliver or cause to be delivered to Buyer:

(i)    the Transfer Documents, as applicable;

(ii)    the Intellectual Property Assignment Agreement, substantially in the form of Exhibit 3.2(a)(ii) (the “IP Assignment Agreement”), duly executed by Seller;

(iii)    the Intellectual Property License Agreement, substantially in the form of Exhibit 3.2(a)(iii) (the “License Agreement”), duly executed by Seller;

(iv)    the Supply Agreement and the Development Agreement; and

(v)    each other Ancillary Agreement, duly executed by the applicable member or members of the Seller Group.

(b)    By Buyer. At the Closing, Buyer will deliver, or will cause to be delivered, to Seller:

(i)    the Transfer Documents, as applicable;

(ii)    the IP Assignment Agreement;

(iii)    the License Agreement;

(iv)    the Supply Agreement and the Development Agreement; and

(v)    each other Ancillary Agreement, duly executed by Buyer.

Section 3.3    Conveyance of Acquired Assets and Assumption of Assumed Liabilities. In furtherance of the Conveyance of the Acquired Assets and assumption of the Assumed Liabilities provided in Sections 1.1 and 1.3, on the Closing Date, (a) Seller

will execute and deliver, and will cause its Subsidiaries to execute and deliver, such bills of sale, assignments of Contracts and other instruments of Conveyance as necessary and in customary form to evidence the Conveyance of all of Seller’s and Oncimmune USA’s right, title and interest in and to the Acquired Assets to Buyer (it being understood that no such bills of sale, assignments or other instruments of Conveyance will require Seller or any of its Affiliates to make any additional representations, warranties or covenants, expressed or implied, not contained in this Agreement) and (b) Buyer will execute and deliver such assumptions of Assumed Liabilities and other instruments of assumption (in each case in a form that is consistent with the terms and conditions of this Agreement) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Assumed Liabilities by Buyer. All of the foregoing documents contemplated by this Section 3.3 will be referred to collectively herein as the “Transfer Documents”.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Letter (interpreted as contemplated by Section 13.1), Seller represents and warrants to Buyer as follows:

Section 4.1    Organization, Existence and Good Standing. Each member of Seller Group is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each member of the Seller Group has all corporate or equivalent organizational power and authority necessary to own, lease and operate its properties that will be Conveyed to Buyer and to carry on the Business as currently being conducted. Each member of Seller Group is duly qualified to do business (where such concept is applicable) in each jurisdiction in which the property owned, leased or operated by the Business that will be Conveyed to Buyer or to where the nature of the Business conducted by it makes such qualification necessary, except where the failure to be so duly qualified would not reasonably be expected to have a Material Adverse Effect.

Section 4.2    Authorization, Validity and Execution. Each of Seller and Oncimmune USA, as applicable, has all necessary corporate or equivalent organizational power and authority to (a) execute and deliver this Agreement and the Ancillary Agreements, as applicable, (b) perform its respective obligations hereunder and thereunder and (c) consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Agreement to be executed by Seller or Oncimmune USA will be on or prior to the Closing Date, duly executed and delivered by Seller or Oncimmune USA and, assuming the due execution of this Agreement and the Ancillary Agreements by Buyer, is or will be a legal, valid and binding obligation of Seller or Oncimmune USA, as applicable, enforceable against each in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, receivership and similar Laws affecting the enforcement of creditors’ rights generally and to general equitable principles (the “Bankruptcy and Equity Exception”).

Section 4.3    Consents and Approvals; No Violations. The execution, delivery and performance by Seller and Oncimmune USA, as applicable, of this Agreement and the Ancillary Agreements, and the consummation by Seller Oncimmune USA, as applicable, of the transactions contemplated hereby and thereby will not (a) violate the provisions of the certificate of incorporation, bylaws or any other similar organizational instruments of any member of the Seller Group; (b) violate any Law of any Governmental Authority by which any member of the Seller Group is bound or to which any of the Acquired Assets is subject; or (c) result in a violation of, conflict with, constitute a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrances upon any of the Acquired Assets under, any of the terms, conditions or provisions of any Material Contract to which any member of the Seller Group is a party or by which any of the Acquired Assets may be bound, except, with respect to clauses (b) and (c), violations, conflicts, defaults or rights of termination, cancellation, payment or acceleration which would not reasonably be expected to be material to the Business taken as a whole.

Section 4.4    Governmental Authorization. The execution, delivery and performance by Seller and Oncimmune USA, as applicable, of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from or filing with, any Governmental Authority, other than any such action or filing the failure of which to be made or obtained would not reasonably be expected to be material to the Business taken as a whole.

Section 4.5    Financial Statements; Absence of Undisclosed Liabilities.

(a)    Section 4.5(a) of the Seller Disclosure Letter sets forth the unaudited balance sheet of the Business as of December 31, 2018 (the “Balance Sheet”), and the unaudited statement of income of the Business for the year ended on December 31, 2018 (together, with the Balance Sheet, the “Financial Statements”). The Financial Statements are based on the books and records of the Business and are intended to reflect, in all material respects, the combined financial position and combined results of operations of the Business as of the date or for the time period set forth therein, except (i) for the absence of footnotes and (ii) for normal year-end audit adjustments. This Section 4.5 is qualified by the fact that the Business has not operated as a separate “stand alone” entity within Seller. As a result, the Business has been allocated certain charges and credits for purposes of the preparation of the Financial Statements. Such allocations of charges and credits do not necessarily reflect the amounts that would have resulted from arms-length transactions or the actual costs that would be incurred if the Business operated as an independent enterprise.

(b)    Section 4.5(b) of the Seller Disclosure Letter sets forth a list of all trade accounts payable related to the Business as of May 31, 2019.

(c)    Except (i) as set forth in the Balance Sheet, (ii) for Liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Statement Date, (iii) for Excluded Liabilities and (iv) for Liabilities or obligations that would not reasonably be expected to be material to the Business taken as a whole, there are no Liabilities of the Business that would be required to be reflected or reserved against in a balance sheet prepared in accordance with the accounting principles used in preparation of the Financial Statements.

Section 4.6    Absence of Certain Changes or Events. Except in connection with the transactions contemplated hereby, during the period beginning on January 1, 2019 and ending on the Execution Date, (a) Oncimmune USA has conducted the Business materially in the ordinary course of business, consistent with past practice, and (b) there has not been any Effect which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7    Real Property.

(a)    Oncimmune USA does not own any real property.

(b)    The real property that is the subject of the Lease is the only real property leased or subleased to a member of the Seller Group for use primarily in connection with the Business (the “Leased Real Property”). Seller has made available to Buyer a true and correct copy of the Lease. With respect to the Lease:

(i)    it is in full force and effect in all material respects and is valid and enforceable by Oncimmune USA, in accordance with its terms, subject to the Bankruptcy and Equity Exception;

(ii)    Oncimmune USA is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease or occupancy of any of the Leased Real Property;

(iii)    Oncimmune USA has not received written notice that it is in breach or default (after the expiration of any notice or cure period) under such Lease; and

(iv)    to the Knowledge of Seller, no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a material default by Oncimmune USA.

Section 4.8    Intellectual Property.

(a)    Section 4.8(a) of the Seller Disclosure Letter sets forth a list of the following Business IP, in each case to the extent owned by a member of the Seller Group: (i) utility patents and applications therefor; (ii) design patents and applications therefor; (iii) utility models and applications therefor; (iv) registered trademarks and registered service marks, and applications therefor; (v) registered copyrights and applications therefor; and (vi) material registered domain names.

(b)    The members of the Seller Group, as applicable, are the sole and exclusive owners of the Business IP set forth in Section 4.8(a) of the Seller Disclosure Letter. No member of the Seller Group has granted any license or other rights to a third party that would be inconsistent with the license granted to Buyer pursuant to the License Agreement.

(c)    There is no written claim by any third party against any member of the Seller Group contesting the validity, enforceability or ownership of any of the Business IP, and, to the Knowledge of Seller, no such claims are threatened. During the period from June 27, 2017 through and including the Execution Date, no member of the Seller Group has received any written notice that any of the Business IP infringes any third party Intellectual Property rights. To the Knowledge of Seller, the operation of the Business does not, as currently conducted, infringe, misappropriate or otherwise violate or conflict with, in any material respect, the Intellectual Property rights of any third party.

(d)    The representations in this Section 4.8 and Section 4.9(a)(viii) (and Sections 4.9(b) and 4.9(c) as applicable thereto) are the sole and exclusive representations made by Seller with respect to any matters relating to Intellectual Property.

Section 4.9    Material Contracts.

(a)    Section 4.9 of the Seller Disclosure Letter sets forth a list, as of the Execution Date, of the following Business Contracts (other than the Lease, such Contracts set forth in Section 4.14(a) of the Seller Disclosure Letter and purchase orders submitted or received in the ordinary course of business):

(i)    Contracts for the purchase or sale of assets, products or services (other than Contracts for the purchase or sale of inventory or obsolete equipment in the ordinary course of business), in each case requiring annual payments by any party thereto in excess of [***];

(ii)    all Contracts with any HCP;

(iii)    all Contracts that provide for the indemnification by the Company of any Person (other than customary commercial indemnification provisions entered into in the ordinary course of business) or the assumption of any Tax, environmental or other Liability of any Person by a member of the Seller Group;

(iv)    all broker, distributor, dealer, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(v)    all Contracts with independent contractors or consultants (or similar arrangements) which are not cancellable without penalty or requiring more than [***] days’ notice;

(vi)    all Contracts with Governmental Authorities;

(vii)    Contracts containing a covenant that restricts a member of the Seller Group, with respect to the Business, from engaging in any line of business or competing with any Person;

(viii)    a license or sublicense Contract under which a member of the Seller Group is licensee or licensor, or sub-licensee or sub-licensor of any material Intellectual Property used exclusively in the Business, other than shrink wrap, click wrap or other software that is generally commercially available and not customized in any material respect; and

(ix)    joint venture, partnership or other Contracts involving a sharing of profits, losses, costs or liabilities of the Business with any other Person.

(b)    As of the Execution Date, each Contract set forth in, or required to be set forth in, Section 4.9 of the Seller Disclosure Letter (each, a “Material Contract”) is a legal, valid and binding obligation of a member of the Seller Group and, to the Knowledge of Seller, each other party thereto, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. The applicable member of the Seller Group is not in default of, nor has it received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by the applicable member of the Seller Group under any Material Contract, except as would not reasonably be expected to result in material Liability to the Business, taken as a whole, or otherwise materially interfere with the conduct of the Business, taken as a whole, in substantially the manner currently conducted. To the Knowledge of Seller, no other party to a Material Contract is in default of such Material Contract, except for any such defaults that would not reasonably be expected to result in a material Liability owed to the Business, taken as a whole, or otherwise materially interfere with the conduct of the Business, taken as a whole, in substantially the manner currently conducted.

(c)    Seller has made available to Buyer a true and correct copy of each Material Contract or, if such Contract is not in written form, a true and correct summary of the material terms thereof.

Section 4.10    Title to Assets; Sufficiency of Assets.

(a)    The applicable members of the Seller Group have good and valid title to, or a valid leasehold interest in, all of the Acquired Assets, free and clear of Encumbrances other than Permitted Encumbrances.

(b)    The Acquired Assets constitute all of the tangible assets, properties, rights, titles and interests owned or held by the members of the Seller Group necessary to operate the Business immediately following the Closing in all material respects in substantially the manner conducted immediately prior to the Closing, except (i) as set forth in Section 4.10(b) of the Seller Disclosure Letter, and (ii) for any assets, properties, rights, titles and interests made available to Buyer following the Closing pursuant to any Ancillary Agreement or other Contract executed at Closing for the benefit of Buyer; provided, however, the foregoing is subject to the limitation that certain transfers, assignments, licenses, sublicenses, leases and subleases, as the case may be, of Contracts and Governmental Approvals, and any claim or right or benefit arising thereunder or resulting therefrom, may require consent of a Person or Governmental Authority, which has not been obtained, and that such matters are addressed elsewhere in this Agreement and the Ancillary Agreements.

Section 4.11    Litigation. As of the Execution Date, there is no Action against any member of the Seller Group with respect to the Business pending, or to the Knowledge of Seller, threatened. No member of the Seller Group has been permanently or temporarily enjoined or barred by order, judgment or decree of or agreement with any Governmental Authority from engaging in or continuing any conduct or practice in connection with the Business, and there is no outstanding order, judgment, ruling, injunction or decree requiring any such Person to take, or refrain from taking, action with respect to the Business.

Section 4.12    Compliance with Laws; Permits.

(a)    Since June 27, 2017, the Business has been conducted in compliance in all material respects with all Laws applicable to the conduct of the Business or the ownership or use of the Acquired Assets (each, a “Legal Requirement”). No member of the Seller Group has received, during the period from June 27, 2017 through and including the Execution Date, any written notice from any Governmental Authority regarding any actual, alleged or potential violation by the Business of, or failure by the Business to comply with, any Legal Requirement. All material Permits held by a member of the Seller Group and used primarily in connection with the conduct of the Business are in full force and effect in all material respects and no member of the Seller Group has received, during the period from June 27, 2017 through and including the Execution Date, any written notice of any suspension, modification, revocation, cancellation or non-renewal, in whole or in part, of any such Permit.

(b)    Since June 27, 2017, Seller has not received notice of any pending or asserted action, hearing, charge, complaint, claim or demand, and, to the Knowledge of Seller, there is no threatened action, hearing, charge, complaint, claim or demand, by or before any Governmental Authority against or affecting any member of the Seller Group or the Business, or any assets or properties of any member of the Seller Group or the Business with respect to any anti-money laundering Laws (including the Foreign Corrupt Practices Act of 1977, as amended, and any applicable international conventions of similar effect).

Section 4.13    Taxes.

(a)    All material Tax Returns that were required to be filed prior to the Execution Date by, or with respect to, the Business, have been filed, and such Tax Returns, as amended, were true, correct and complete in all material respects when filed.

(b)    All Taxes shown to be due on such Tax Returns have been paid or accrued, other than such Taxes (i) as are being contested in good faith by or on behalf of a member of the Seller Group, or (ii) that would not reasonably be expected, individually or in the aggregate, to result in a material Liability to the Business, taken as a whole.

(c)    There are no Encumbrances for Taxes upon any Acquired Asset other than Permitted Encumbrances.

Section 4.14    Employee Benefit Plans.

(a)    Section 4.14(a) of the Seller Disclosure Letter lists each material Employee Benefit Plan in which Transferred Employees participate. With respect to each Employee Benefit Plan, Seller has made available to Buyer current copies of the plan document or summaries thereof.

(b)    No member of the Seller Group contributes on behalf of a Transferred Employee to a multiemployer plan within the meaning of ERISA Section 3(37) (a “Multiemployer Plan”). No Employee Benefit Plan is subject to Title IV of ERISA.

(c)    Each Employee Benefit Plan that is intended to qualify under Code Section 401(a) has either received a favorable determination letter from the IRS as to its qualified status or the remedial amendment period for such Employee Benefit Plan has not yet expired, and each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Code Section 501(a) is so exempt. Each Employee Benefit Plan has been maintained in substantial compliance with the material terms thereof and with the requirements prescribed by applicable Law.

(d)    With respect to the Transferred Employees, there are no employee post-retirement health plans in effect except as required by ERISA Section 601.

Section 4.15    Employee and Labor Matters.

(a)    None of the employment terms of any Transferred Employee are subject to the terms of a current collective bargaining agreement.

(b)    No member of the Seller Group has received, during the period from June 27, 2017 through and including the Execution Date, written notice of any complaint against or arbitration proceeding involving the Business which is currently pending before the National Labor Relations Board or the Equal Employment Opportunity Commission with respect to any Transferred Employee or, to the Knowledge of Seller, threatened against any member of the Seller Group with respect to the Business. There are no labor strikes, disputes, grievances pending under any collective bargaining agreements, slowdowns, work stoppages or other labor disturbances or difficulties pending or, to the Knowledge of Seller, threatened against any member of the Seller Group with respect to the Business.

(c)    Section 4.15(c) of the Seller Disclosure Letter sets forth a list, as of the Execution Date, of all employment Contracts between any Transferred Employee, on the one hand, and any member of the Seller Group, on the other hand, other than at-will employment Contracts.

Section 4.16    Healthcare Matters.

(a)    During the period from June 27, 2017 through and including the Execution Date, the Business has been conducted in compliance in all material respects with all Healthcare Laws applicable to the conduct of the Business or the ownership or use of the Acquired Assets. With respect to the Business, (i) no member of the Seller Group is the subject of any Action relating to Healthcare Laws and (ii) during the period from June 27, 2017 through and including the Execution Date, no member of the Seller Group has received written notice regarding any actual, alleged, or potential violation of any Healthcare Laws.

(b)    With respect to the Business, no owner, director, officer or employee or, to Seller’s Knowledge, any former owner, director, officer or employee of the Company, has at any time (i) been suspended or excluded from participation in any federal health care program, (ii) been convicted of a criminal offense related to any Healthcare Laws, or (iii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a healthcare item or service, or in connection with a program operated by or financed in whole or in part by any Governmental Authority.

(c)    With respect to the Business, all HCPs performing services through the Company are (i) duly qualified to perform such services, including having all requisite licenses, (ii) if licensed, performing services that are solely within the scope of their licenses, and (iii) in good standing with all applicable licenses.

(d)    The representations and warranties set forth in this Section 4.16 are the sole and exclusive representations and warranties relating to healthcare matters, including Healthcare Laws.

Section 4.17    Significant Customers and Suppliers. Section 4.17 of the Seller Disclosure Letter sets forth a list of each of the five largest customers and suppliers of the Business, taken as a whole (such customers and suppliers, the “Material Relationships”) in terms of payments by each such customer, or in terms of annual volume of sales by each such supplier, during the twelve months ended December 31, 2018. Since December 31, 2018, other than in the ordinary course of business consistent with past practice, there has not been any written notice or, to the Knowledge of Seller, any oral notice, from any such Material Relationship that such Material Relationship has terminated or canceled or intends to terminate or cancel within the next [***] months any Material Contract between the Business and any such Material Relationship, other than any such notice that may be received by the Business after the Execution Date primarily as a result of or in connection with the transactions contemplated by this Agreement.

Section 4.18    Data Privacy.

(a)    With respect to the Business and during the period from June 27, 2017 through and including the Execution Date, the members of the Seller Group and, to Seller’s Knowledge, any Person acting for or on behalf of the members of the Seller Group have materially complied with (i) all applicable Privacy Laws, (ii) all of the Business’s policies and notices regarding Personal Information or PHI, and (iii) all of the Business’s contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical and administrative), disposal, destruction, disclosure, or transfer (including cross-border) of Personal Information and PHI. With respect to the Business and during the period from June 27, 2017 through and including the Execution Date, no member of the Seller Group has received any written notice of any claims of, or been charged with, a violation of any Privacy Laws, applicable privacy policies, or contractual commitments with respect to Personal Information or PHI.

(b)    With respect to the Business and during the period from June 27, 2017 through and including the Execution Date, (i) to Seller’s Knowledge, there have been no breaches, security incidents, misuse of or unauthorized access to or disclosure of any Personal Information or PHI in the possession or control of a member of the Seller Group or collected, used or processed by or on behalf of a member of the Seller Group, and (ii) no member of the Seller Group has been provided or been required to provide any notices to any Person in connection with an unauthorized disclosure of Personal Information or PHI.

Section 4.19    Accounts Receivable. The accounts receivable reflected on the Balance Sheet have arisen from bona fide transactions of the Business involving the sale of products or rendering of services in the ordinary course of business consistent with past practice.

Section 4.20    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 4.21    Disclaimer of Other Warranties. NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY TO BUYER OR ANY PERSON, EXPRESS OR IMPLIED, WITH RESPECT TO THE BUSINESS, THE MEMBERS OF THE SELLER GROUP, THE ACQUIRED ASSETS, THE EXCLUDED ASSETS, THE EXCLUDED LIABILITIES OR THE ASSUMED LIABILITIES, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR FUTURE RESULTS, OTHER THAN AS EXPRESSLY PROVIDED IN THIS ARTICLE IV, AND SELLER HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER MADE BY SELLER, ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING, NEITHER SELLER NOR ANY OTHER PERSON HAS MADE OR WILL MAKE ANY REPRESENTATION OR WARRANTY TO BUYER, EXPRESS OR IMPLIED, WITH RESPECT TO (A) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO BUYER BY OR ON BEHALF OF SELLER IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, (B) ANY MANAGEMENT PRESENTATION OR (C) ANY FINANCIAL PROJECTION OR FORECAST RELATING TO THE BUSINESS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1    Organization. Buyer is a duly organized corporation, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite power and authority to carry on its businesses as it is now being conducted. Buyer is duly qualified to do business (where such concept is applicable) in each jurisdiction where the nature of its business or the ownership of its assets makes such qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.2    Authorization, Validity and Execution. Buyer has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Buyer. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer and, assuming the due execution of those agreements by a Seller or an Affiliate of a Seller (as applicable), this Agreement and the Ancillary Agreements constitute the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the Bankruptcy and Equity Exception.

Section 5.3    Consents and Approvals; No Violations. The execution by Buyer of this Agreement and the Ancillary Agreements, and the consummation by Buyer of the transactions contemplated hereby and thereby will not (a) violate the provisions of the certificate of incorporation or bylaws of Buyer; (b) violate any Law of any Governmental Authority by which Buyer is bound; or (c) assuming compliance with the matters referred to in Section 5.4, require any consent or approval of, or the giving of any notice to, or filing with, any Governmental Authority on or prior to the Closing Date, excluding from the foregoing clause (c) consents, approvals, notices and filings the absence of which would not adversely impact, or reasonably be expected to adversely impact, the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.4    Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby require no action by or in respect of, or consent from or filing with, any Governmental Authority, other than any such action or filing the failure of which to be made or obtained would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.

Section 5.5    Litigation. There are no (a) outstanding judgments, orders, writs, injunctions or decrees of any Governmental Authority pending, or the knowledge of Buyer, threatened against Buyer that would or could prevent, or otherwise materially adversely affect the ability of Buyer to consummate, the transactions contemplated by this Agreement; or (b) Actions pending or, to the knowledge of Buyer, threatened against Buyer that would or could prevent, or otherwise materially adversely affect the ability of Buyer to consummate, the transactions contemplated by this Agreement.

Section 5.6    Financial Capability. Buyer has, and will have available to it at the Closing, on an unconditional basis, the financial capability and all sufficient cash on hand (through existing credit agreements and otherwise) necessary and sufficient to complete each of the transactions contemplated hereby and to pay all fees and expenses of or payable by Buyer, including the Purchase Price, and any other amounts required to be paid by it in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.7    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

Section 5.8    Acknowledgements. Buyer hereby acknowledges that (a) neither

Seller nor any other Person makes any representation or warranty with respect to the Business, the members of the Seller Group, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, or the Excluded Liabilities, except as set forth in Article IV, and (b) it has not relied on any representation or warranty that is not set forth in Article IV. Buyer acknowledges that it has conducted, to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the members of the Seller Group with respect to the Business and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on the results of its own independent investigation and verification, in addition to the representations and warranties of Seller expressly and specifically set forth in Article IV.

ARTICLE VI

CERTAIN AGREEMENTS

Section 6.1    Conduct of Business.

(a)    Except as expressly provided by this Agreement or any Ancillary Agreement, as required by applicable Law, as set forth in Section 6.1 of the Seller Disclosure Letter or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), between the Execution Date and the Closing, Seller will, and will cause each member of the Seller Group to, use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course, consistent with past practice (it being understood that a reasonable good faith action taken solely to address an extraordinary or unusual event occurring after the date of this Agreement that is outside of the control of Seller or its Subsidiaries and is outside of the ordinary course of business will not be deemed to be a breach of this Section 6.1); provided that, notwithstanding the foregoing, (i) no action by any member of the Seller Group with respect to matters specifically addressed by any other provision of this Section 6.1 will be deemed a breach of this Section 6.1(a), unless such action would constitute a breach of one or more of such other provisions, and (ii) the Seller Group’s failure to take any action prohibited by Section 6.1(b) will not be a breach of this Section 6.1(a).

(b)    Without limiting the generality of Section 6.1(a), and except as otherwise contemplated or permitted by this Agreement, as required by any Contract set forth on Section 4.9 of the Seller Disclosure Letter, as required by Law or Contract, as set forth in Section 6.1 of the Seller Disclosure Letter or as expressly consented to in writing by Buyer (which consent will not be unreasonably withheld, conditioned or delayed), Seller will not, and will not permit any member of the Seller Group to:

(i)    sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber or authorize the sale, pledge, disposition, grant, transfer, lease, guarantee or encumbrance of or on any assets, properties or rights that are (or would otherwise be) material Business Assets (excluding the Business IP, provision for which is made in Section 6.1(b)(iv)), other than any inventory (including any finished goods or work-in-process) or obsolete equipment in the ordinary course of business;

(ii)    (A) adopt or amend any Employee Benefit Plan or increase the salaries, wage rates, target bonus opportunities or equity based compensation of Transferred Employees, in each case except (x) in the ordinary course of business consistent with past practice, (y) in connection with the adoption or amendment of Employee Benefit Plans (or other practices) that are applicable generally to employees of Seller and its Subsidiaries in the relevant jurisdictions, or (z) as required (1) to comply with applicable Law, (2) by the terms of any Employee Benefit Plan in effect on the Execution Date, or (3) by the terms of any Contract of Seller or any of its Subsidiaries in effect on the Execution Date, the existence of which Contract does not constitute a breach of any representation, warranty or covenant in this Agreement, (B) hire, or offer to hire, any Business Employee, (C) terminate the employment, change the title, office or position, or materially reduce the responsibilities or terms and conditions of employment of any Transferred Employee, (D) enter into, amend or extend the term of any employment or consulting agreement, bonus arrangement, severance agreement, retention bonus, or change of control agreement with any Transferred Employee, or (E) enter into any collective bargaining agreement or other contract with a labor organization, trade or labor union, workers’ council, employees’ association or similar organization representing any of such employees (unless required by Law).

(iii)    materially amend or modify or terminate (partially or completely), or enter into any agreement to materially amend or modify or terminate (partially or completely), any of the Material Contracts, other than in the ordinary course of business, or enter into any agreement that would have been a Material Contract had it been entered into prior to the Execution Date;

(iv)    grant any rights to or transfer any Intellectual Property that is, or would be, Business IP, other than grants of non-exclusive licenses in the ordinary course of business;

(v)    enter into any settlement, or offer or propose to enter into any settlement, that would reasonably be expected to materially and adversely affect the Business or limit the ability of Buyer to conduct the Business following the Closing in any geography or in any other material respect;

(vi)    take any action for the express purpose of minimizing or reducing the level of working capital to be delivered to Buyer at the Closing; or

(vii)    agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.2    Access. Seller will permit Buyer and its Representatives to have reasonable access, prior to the Closing Date, to the properties, books and records of the Business during normal working hours and upon reasonable advance notice; provided, however, that Buyer will not disrupt the personnel and operations of the Business or other operations or activities of Seller or any of its Subsidiaries; provided, further, that (a) nothing herein will require any employee of Seller or any of its Subsidiaries to provide any information regarding the Business in any other format or otherwise to manipulate or reconfigure any data regarding the Business; (b) nothing herein will require Seller or any of its Subsidiaries to provide Buyer with access to or copies of (i) any information that must be maintained as confidential by applicable Law or in accordance with the terms of a written agreement with a third party, (ii) sensitive customer or employee information, manufacturing processes, pricing lists or other information that relates to the Business and that, in Seller’s reasonable business judgment, should not be provided to Buyer until the transactions contemplated hereby have been consummated in order to avoid any adverse effect on the Business, or in order not to violate applicable Laws, unless such information will be acquired by Buyer at the Closing Date, in which case Buyer will enter into any confidentiality agreement(s) that are necessary to review such information (receipt of such information being subject to execution of any necessary confidentiality agreement(s) by any required third party), or (iii) employee information; and (c) nothing herein will require Seller or any of its Subsidiaries to provide Buyer with access to or copies of any information that relates to any businesses or operations of Seller or any of its Subsidiaries other than the Business. All requests for access will be made to such Representatives of Seller as Seller will designate, who will be solely responsible for coordinating all such requests and access thereunder. Notwithstanding the foregoing, prior to the Closing, Buyer and Buyer’s Representatives will not contact or in any other manner communicate with the employees, customers and suppliers of the Business in connection with the transactions contemplated hereby, except following prior consultation with and written approval from Seller or its Representatives. Notwithstanding the foregoing or any other provision in this Agreement, none of Buyer, any Affiliate of Buyer or any Representative of Buyer will be entitled to review or have access to any Tax Return of Seller or any Affiliate thereof or any work papers related thereto.

Section 6.3    Efforts to Close. In addition to the actions specifically provided for elsewhere in this Agreement or in any Ancillary Agreement, each of the Parties will cooperate with each other and use (and will cause their respective Subsidiaries and Affiliates to use) their reasonable best efforts, prior to, at and after the Closing Date, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as reasonably practicable; provided, however, that no member of the Seller Group will be required to make any payments, incur any liability, or offer or grant any accommodation (financial or otherwise) to any third party in connection with obtaining any consent, approval or waiver. Seller and Buyer will comply fully with all applicable notification, reporting and other requirements of applicable Law and Governmental Authorities.

Section 6.4    Confidentiality. Buyer acknowledges that the information being provided to it in connection with the transactions contemplated hereby is subject to the terms of a confidentiality agreement by and between Buyer and Seller (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon the Closing, the Confidentiality Agreement will terminate with respect to information relating solely to the Business; provided, however, that Buyer acknowledges that any and all other information provided to it by Seller and its Affiliates or their Representatives concerning the Seller and its Affiliates (other than the Business) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

Section 6.5    Further Assurances. From and after the Closing, as and when requested by any Party, each Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, at the requesting Party’s expense, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

Section 6.6    Publicity. The Parties acknowledge and agree to the confidentiality, publicity and related obligations contained in the PCA. The requirements of this Section 6.6 will be in addition to those included in the Confidentiality Agreement.

Section 6.7    Business Records; Cooperation. After the Closing, Buyer will cooperate with, and will afford the members of the Seller Group and their Representatives reasonable access, during normal business hours, to the books and records of the Business (and will permit such Persons to examine and copy such books and records to the extent reasonably requested by such Person) and will cause the directors, officers and employees of the Business to furnish all information requested by the members of the Seller Group in connection with financial reporting and Tax matters (including financial and Tax audits and Tax contests), third-party litigation, the Excluded Assets and the Excluded Liabilities, and other reasonable business purposes. Buyer will not destroy or dispose of any such books and records for a period of [***] years after the Closing without the prior written consent of Seller, and if thereafter Buyer proposes to destroy or dispose of any such books and records, Buyer will offer first in writing to surrender any such books and records to Seller.

Section 6.8    Bulk Transfer Laws. Buyer hereby waives compliance by the members of the Seller Group with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the Conveyance of the Acquired Assets to Buyer.

Section 6.9    Excluded Liabilities; Assumed Liabilities.

(a)    The applicable members of the Seller Group will promptly pay all Excluded Liabilities when due. If Buyer receives a claim or request for a payment that is an Excluded Liability, it will promptly forward such item to Seller.

(b)    Buyer will promptly pay all Assumed Liabilities when due or promptly reimburse the applicable member of the Seller Group if paid by such Person. If a member of the Seller Group receives a claim or request for a payment that is an Assumed Liability, Seller will, or will cause the applicable member of the Seller Group to, promptly forward such item to Buyer.

Section 6.10    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such costs and expenses, whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided in this Agreement.

Section 6.11    Certain Consents; Shared Business Contracts.

(a)    General Pre-Closing Cooperation. The Parties will use their respective commercially reasonable efforts prior to Closing to obtain all consents and approvals required in connection with the transactions contemplated hereby. To the extent practicable, Seller shall provide Buyer with a reasonable opportunity to review, comment on and approve any waivers, consents, approvals, notices, orders, registrations and filings to be made, given or used by Seller and shall promptly deliver to Buyer a copy of each such registration or filing made, each such notice given and each such waiver, consent, approval or order obtained by Seller prior to the Closing Date. Notwithstanding the foregoing, Seller will, in its sole discretion, retain final decision-making authority with respect to any waivers, consents, approvals, notices, orders, registrations and filings contemplated by this Section 6.11(a).

(b)    General Post-Closing Cooperation. If and to the extent that the Conveyance to Buyer of any Acquired Asset would be a violation of applicable Laws or require any consent in connection with the transactions contemplated hereby that has not been obtained as of the Closing, then, notwithstanding any other provision hereof, such Conveyance will automatically be deferred and will not occur until all legal impediments are removed or such consents have been obtained. Notwithstanding the foregoing, any such Asset will still be considered an Acquired Asset and the Person retaining such Asset will thereafter hold such Asset in trust for the benefit, insofar as reasonably possible, of the Person entitled thereto (and at such Person’s sole expense) until the consummation of the Conveyance thereof. The Parties will use their respective commercially reasonable efforts to (i) continue to seek to remove any legal impediments or secure any contractual consents required from third parties necessary to Convey such Asset and (ii) develop and implement arrangements to place the Person entitled to receive such Asset, insofar as reasonably possible and to the extent not prohibited by applicable Law or the relevant Contract, in the same position as if such Asset had been Conveyed as contemplated hereby such that all the benefits and burdens relating to such Asset, including possession, use, risk of loss, potential for gain, any Tax liabilities in respect thereof and dominion, control and command over such Asset, are to inure from and after the Closing to such

Person. If and when the applicable legal or contractual impediments are removed or the applicable Consents are obtained, the Conveyance of the applicable Asset will be effected in accordance with the terms of this Agreement or such applicable Ancillary Agreement. The obligations set forth in this Section 6.11(b) will terminate on the [***] -year anniversary of the Closing. Nothing in this Section 6.11(b) will be deemed to apply to any Shared Business Contract, it being understood that Shared Business Contracts are governed by Section 6.11(c).

(c)	Shared Business Contracts.

(i)    Seller will use commercially reasonable efforts to either (A) cause any Shared Business Contract to be assigned in relevant part to Buyer on the Closing Date or to appropriately amend such Shared Business Contract so that Buyer will, at and following the Closing, be entitled to the rights and benefits inuring to the Business under such Shared Business Contracts or (B) assist Buyer in its efforts to procure an alternative arrangement that provides Buyer with the applicable Business requirements currently procured under such Shared Business Contract. If with respect to any Shared Business Contract, such partial assignment or amendment provided for in clause (A) cannot be obtained, or if an attempted partial assignment or amendment thereof would adversely affect in a material respect the rights of Seller or Buyer thereunder, Seller will either provide the assistance called for by clause (B) or Seller and Buyer will use their commercially reasonable efforts to negotiate a mutually acceptable arrangement under which Buyer and Seller will, to the extent permitted by applicable Law or the relevant Shared Business Contract, obtain the benefits and assume the obligations under such Shared Business Contract to the extent related to the Business (in the case of Buyer) or businesses or operations other than the Business (in the case of Seller), including entering into sub-contracting, sub- licensing or sub-leasing arrangements for the benefit of Buyer or Seller, as the case may be (the “Sharing Arrangements”).

(ii)    Notwithstanding the foregoing, following the expiration or other termination of any Shared Business Contract, neither Buyer nor Seller will be obligated to continue the Sharing Arrangements, as applicable; provided, that neither Seller nor Buyer may terminate any such Shared Business Contract without the prior written consent of the other Party.

(iii)    Any out-of-pocket costs of obtaining the consent of the relevant counterparty to the arrangements contemplated by this Section 6.11(c), including any payment or fee required to be made to such counterparty in exchange for the grant of such consent, will be paid by Buyer.

Section 6.12    Seller Name. Within three months of the Closing Date, Seller will cause Oncimmune USA to prepare and file such documents with the applicable Governmental Authority as are necessary to change its corporate name; provided, however, that the new name shall be able to include “Oncimmune”.

Section 6.13    Business Balance Sheets. Seller shall provide to Buyer (a) within three weeks following the Execution Date, the unaudited balance sheet of the Business as of the Execution Date and (b) within three weeks following the Closing Date, the unaudited balance sheet of the Business as of the Closing Date.

Section 6.14    Non-Test Inventory. Following the Closing, Buyer will permit Seller and its Representatives to have reasonable access to the Kansas Lab during normal working hours and upon reasonable advance notice for purposes of accessing any Excluded Assets located at the Kansas Lab, including any inventory that constitutes an Excluded Asset; provided, however, that Seller will not disrupt the personnel and operations of the Business or other operations or activities of Buyer in exercising such access right. Buyer will not, without the prior written consent of Seller, use or access such inventory. The parties will reasonably cooperate regarding the duration of such access right.

Section 6.15    Brookhaven Sub-License. Prior to the Closing, the Parties will use commercially reasonable efforts to obtain consent from Brookhaven Science Associates, LLC to sub-license to Buyer certain rights under that certain License Agreement, by and between Brookhaven Science Associates, LLC and Oncimmune (USA) LLC, dated April 14, 2008.

ARTICLE VII

EMPLOYMENT MATTERS

Section 7.1    Employment of Transferred Employees; Severance.

(a)    Effective as of and subject to the Closing, Buyer will offer employment to each Transferred Employee on substantially similar terms to those that applied to such employees immediately prior to the Closing, and Seller will or will cause the termination of such Transferred Employee’s employment with Seller or its Subsidiaries as of the Closing Date.

(b)    For 12 months following the Closing Date, (i) Buyer will not, and will cause its Affiliates not to, reduce the salary or base hourly wage rate and bonus opportunity of any Transferred Employee below the rate in effect immediately prior to the Closing Date, except in the case of bona fide performance issues or otherwise for cause, and (ii) each Transferred Employee that is employed by Buyer or its Affiliates will be eligible for bonuses under Buyer’s bonus plan.

(c)    To the extent that, following the Closing Date, Buyer or any Affiliate of Buyer terminates the employment of any Transferred Employee, Buyer will be solely responsible for providing such Transferred Employee any severance benefits in accordance with Buyer’s policies and practices, and will hold harmless the members of the Seller Group and their Affiliates with respect to any Damages claimed by such Transferred Employee arising therefrom.

(d)    Nothing in this Article VII will limit Buyer’s obligations with respect to the Assumed Liabilities or any Liabilities under applicable Law.

Section 7.2    Employee Benefit Plans Generally.

(a)    For a period of 12 months following the Closing Date, Buyer will provide employee benefits to Transferred Employees under Employee Benefit Plans maintained by Buyer that are (x) substantially similar to those provided to Buyer’s similarly situated employees or, at Buyer’s option, (y) substantially comparable in the aggregate to those provided to Transferred Employees under the Employee Benefit Plans immediately prior to the Closing.

(b)    Buyer will credit Transferred Employees in accordance with Buyer’s plans for their service with any member of the Seller Group and their Affiliates (and any predecessors) for purposes of eligibility and vesting under Buyer’s plans in which Transferred Employees participate after the Closing and any applicable vacation or severance policies or programs. Buyer will permit Transferred Employees (and their eligible spouses and dependents) to participate in Buyer’s plans without being subject to any waiting periods or any restrictions or limitations for pre-existing conditions, except to the extent any such person has not satisfied any corresponding applicable waiting period or limitation under the Employee Benefit Plans. Buyer’s plans will credit each Transferred Employee (and any spouses and dependents) with the amount, if any, paid during the calendar year in which the Closing Date occurs under the Employee Benefit Plans towards deductibles, co-pays and out-of-pocket maximums.

Section 7.3    401(k) Plan. Buyer will use commercially reasonable efforts to cause one of its tax-qualified retirement plans intended to comply with Section 401(k) of the Code to accept a rollover by any Transferred Employee of any eligible rollover distribution in the form of cash and any outstanding loans from any Employee Benefit Plan that is qualified under Section 401(a) of the Code.

Section 7.4    Welfare Plans. Seller or another member of the Seller Group will retain all Liabilities for claims incurred by a Transferred Employee (and his or her eligible spouse and dependents) on or prior to the Closing under the Employee Benefit Plans that are welfare benefit plans within the meaning of Section 3(1) of ERISA and all short term disability, salary continuation, severance plans or arrangements (the “Welfare Plans”). For this purpose, claims under any medical, dental, vision, or prescription drug plan that is a Welfare Plan generally will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made; provided, however, that with respect to claims relating to hospitalization the claim will be deemed to be incurred on the first day of such hospitalization and not on the date that such services are performed. Claims for disability under any long or short term disability plan that is a Welfare Plan will be incurred on the date the Transferred Employee is first absent from work because of the condition giving rise to such disability and not when the Transferred Employee is determined to be eligible for benefits under the applicable Welfare Plan. Seller or an Affiliate will provide or cause to be provided any continuation coverage required under Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each “qualified beneficiary” as that term is defined in COBRA who is not a Transferred Employee and whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1    Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions; provided, however, that Buyer may not rely on the failure of any of the following conditions in this Section 8.1 to be satisfied if such failure was caused by Buyer’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3:

(a)    Representations and Warranties. All representations and warranties set forth in Article IV (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications, shall be true and correct in all respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date), except to the extent the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All Fundamental Representations shall be true and correct in all material respects at and as of the Closing Date as though such Fundamental Representations were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be so true and correct only as of such specified date);

(b)    Covenants. Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    Officer’s Certificate. Seller shall have delivered to Buyer a certificate dated as of the Closing Date signed by an officer of Seller to the effect that each of the conditions set forth in Section 8.1(a) and Section 8.1(b) have been satisfied;

(d)    Closing Deliveries. Seller shall have delivered, or caused to be delivered, to Buyer the items and documents set forth in Section 3.2(a);

(e)    No Prohibition. No Law enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction will be in effect at the Closing preventing the consummation of the transactions contemplated by this Agreement; and

(f)    PCA. The PCA shall not have been terminated in accordance with its terms.

Section 8.2    Conditions to Seller’s Obligations. The obligation of Seller to consummate the transactions contemplated by this Agreement is conditioned upon the satisfaction or waiver, at or prior to the Closing, of the following conditions; provided, however, that Seller may not rely on the failure of any of the following conditions in this Section 8.2 to be satisfied if such failure was caused by Seller’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing to occur, as required by Section 6.3.

(a)    Representations and Warranties. All representations and warranties set forth in Article V shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date (other than in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which shall be true and correct only as of such specified date);

(b)    Covenants. Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)    Officer’s Certificate. Buyer shall have delivered to Seller a certificate dated as of the Closing Date signed by an officer of Buyer to the effect that each of the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)    Closing Deliveries. Buyer shall have delivered to Seller the items and documents set forth in Section 3.2(b);

(e)    No Prohibition. No Law enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction will be in effect at the Closing preventing the consummation of the transactions contemplated by this Agreement; and

(f)    PCA. The PCA shall not have been terminated in accordance with its terms.

Section 8.3    Waiver. Upon the occurrence of the Closing, any condition set forth in this Article VIII that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE IX

INDEMNIFICATION

Section 9.1    Survival. The representations and warranties of the Parties contained in this Agreement and all covenants and agreements of the Parties that are to be performed prior to the Closing will survive the Closing for a period of 12 months after the Closing Date; provided, that (i) the representations and warranties of Seller contained Section 4.10(a) (Title to Assets) will survive for a period of three years after the Closing Date, (ii) the representations and warranties of Seller contained Section 4.13 (Taxes) will survive for a period of sixty days following the expiration of the applicable statute of limitations, and (iii) the Fundamental Representations (other than the representations and warranties of Seller contained Section 4.10(a) (Title to Assets)) and the representations and warranties contained in Sections 5.1 (Organization), 5.2 (Authorization, Validity and Execution) and 5.7 (Brokers) will survive indefinitely. All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing will survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Notwithstanding the preceding two sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding two sentences, if notice of such breach giving rise to such right of indemnification will have been given to the Party against whom such indemnification may be sought prior to such time. The Parties acknowledge and agree that with respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this Section 9.1 will govern when any such claim may be brought and will replace and supersede any statute of limitations that may otherwise be applicable.

Section 9.2    Indemnification.

(a)    Subject to the provisions of this Article IX, including the limitations set forth in Section 9.4, from and after the Closing, Seller agrees to indemnify Buyer and its Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Buyer Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:

(i)    any breach of any representation or warranty of Seller in Article IV;

(ii)    any breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement; or

(iii)    any Excluded Liability or any other Liability arising in connection with or relating to any Excluded Asset.

(b)    Subject to the provisions of this Article IX, including the limitations set forth in Section 9.4, from and after the Closing, Buyer agrees to indemnify the members of the Seller Group and their respective Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Seller Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Seller Indemnitee to the extent arising out of or relating to:

(i)    any breach of any representation or warranty of Buyer in Article V;

(ii)    any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement; or

(iii)    without duplication, any Assumed Liability or any other Liability arising in connection with or relating to the Business to the extent the Buyer Indemnitees are not entitled to indemnification for Damages arising out of or relating to such other Liability pursuant to this Article IX.

Section 9.3    Procedures. Claims for indemnification under this Agreement will be asserted and resolved as follows:

(a)    Any Buyer Indemnitee or Seller Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (a “Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 will (i) promptly notify the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within 20 days of the date on which the Indemnified Party knows or reasonably should have known of the Third Party Claim), and (ii) as promptly as practicable transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the basis of the Indemnified Party’s request for indemnification under this Agreement and, to the extent estimable, a reasonable estimate of any Damages suffered with respect thereto. Notwithstanding the foregoing, the delay or failure to give the notice provided in this Section 9.3(a) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

(b)    The Indemnifying Party will have the right to defend the Indemnified Party against such Third Party Claim. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 45 days after having received any Claim Notice) with respect to whether or not it is exercising its right to defend the Indemnified Party against such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable

Damage under this Article IX), then the Indemnifying Party will have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party, in all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnifying Party will not enter into any settlement agreement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent will not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim and (ii) the settlement agreement does not contain any admission of fault or material sanction or restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party will bear its own costs and expenses with respect to such participation.

(c)    If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 45 days after receipt of any Claim Notice, then the Indemnified Party will defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings will be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party will defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation; provided, however, if at any time the Indemnifying Party acknowledges in writing that such Third Party Claim is an indemnifiable Damage under this Article IX, the Indemnifying Party will be entitled to assume the defense of such Third Party Claim in accordance with Section 9.3(b).

(d)    If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to documents, records and information. In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party. The Indemnified Party also agrees to cooperate with the Indemnifying Party and its counsel in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e)    A claim for indemnification for any matter not involving a Third Party Claim will be asserted by notice to the Party from whom indemnification is sought as promptly as practicable after the date on which the Indemnified Party knows or reasonably should have known of facts giving rise to the claim for indemnification, which notice will describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement and will include, to the extent estimable, a reasonable estimate of the Damages suffered with respect thereto. Notwithstanding the foregoing, the delay or failure to give the notice provided in this Section 9.3(e) will not relieve the Indemnifying Party of its obligations under this Article IX, except to the extent such Indemnifying Party is actually prejudiced by such delay or failure.

Section 9.4    Limitations on Liability. Notwithstanding anything to the contrary herein:

(a)    Seller will not be liable for (i) any breach of any representation or warranty of Seller set forth in this Agreement or (ii) any breach of Section 6.1, in either case, unless the aggregate amount of Damages actually incurred by the Buyer Indemnitees for such breach and all other breaches otherwise subject to indemnification hereunder exceeds [***] (the “Basket”), in which case the Buyer Indemnitees shall be entitled to indemnification for all such Damages, including the initial [***]; provided, however, that the limitations set forth in this Section 9.4(a) will not apply to indemnification for Damages arising out of or resulting from any breach of any Fundamental Representation (and, for the avoidance of doubt, Damages indemnifiable on account of any breach of any Fundamental Representation will not be counted towards the calculation of the Basket);

(b)    in no event will Seller’s aggregate Liability arising out of or relating to Section 9.2(a)(i) or Section 9.2(a)(ii) (in the case of a breach or breaches of Section 6.1) exceed [***] (the “Cap”); provided, however, that the Cap will not apply to indemnification for Damages arising out of or resulting from any breach of any Fundamental Representation;

(c)    notwithstanding anything to the contrary in this Agreement, in no event will Seller’s aggregate Liability arising out of or relating to Section 9.2(a) exceed the Purchase Price;

(d)    in no event will Seller be liable under Section 9.2(a) for any Damages arising from an action taken or not taken by the Seller at the request of Buyer;

(e)    the Buyer Indemnitees will not have a right to assert claims for indemnification under any provision of this Agreement for Damages to the extent that such Damages arise out of actions taken (or omitted to be taken) by Buyer, its Affiliates or any Buyer Indemnitee after the Closing;

(f)    each Indemnified Party will have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby;

(g)    the amount of any Damages for which an Indemnified Party claims indemnification under this Agreement will be reduced by the amount of (i) any insurance proceeds actually received from third party insurers with respect to such Damages; (ii) any Tax Benefit that is Actually Realized, which Tax Benefit is attributable to such Damages or to the facts giving rise to such Damages and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Damages; provided, that such Indemnified Party will use commercially reasonable efforts to obtain recoveries from insurers and other third parties in respect of this Section 9.4(g); and provided, further, that an Indemnified Party will use commercially reasonable efforts to cause any Tax Benefit to be Actually Realized with respect to such Damages. If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages, (B) has a Tax Benefit that is Actually Realized, or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant this Article IX, then such Indemnified Party will promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by such Indemnified Party;

(h)    in the event an Indemnified Party will recover Damages in respect of a claim of indemnification under this Article IX, no other Indemnified Party will be entitled to recover the same Damages in respect of a claim for indemnification; and

(i)    notwithstanding anything provided under applicable Law, no Party will have any Liability (including, without limitation, under this Article IX) for, and Damages will not include, any punitive, incidental, consequential, special or indirect Damages or Damages based on lost profits, loss in value or Damages that are based on a multiple of earnings, in each case, except to the extent any such Damages are awarded and paid with respect to a Third Party Claim as to which a Party is entitled to indemnification under this Agreement.

Section 9.5    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.2 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party will, to the extent permitted by Law and any pertinent Contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.

Section 9.6    Exclusivity. After the Closing, the sole and exclusive remedy for any and all claims, Damages or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, other than in the case of Fraud with respect to a representation and warranty made by a Party in this Agreement, will be the rights of indemnification set forth in this Article IX only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Law. This Section 9.6 will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief). The provisions of this Section 9.6, together with the covenants contained in this Agreement that by their nature are required to be performed after the Closing, were specifically bargained-for between the Seller Group, on the one hand, and Buyer, on the other hand, and were taken into account by the Parties in arriving at the Purchase Price. Each Party, respectively, specifically relied upon the provisions of this Section 9.6 in agreeing to the Purchase Price and in agreeing to provide the specific representations and warranties set forth in Article IV (in the case of the Seller Group) and Article V (in the case of Buyer).

Section 9.7    Characterization of Indemnity Payments. The Parties agree that any indemnification payments made pursuant to this Article IX will be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Law.

Section 9.8    Recovery. In the event a Party recovers damages in respect of a claim under an agreement between the Parties hereto related to the transactions completed hereby, (i) no other party will be entitled to recover with respect to the same claim and (ii) such party which recovers damages shall be barred from recovery with respect to the same claim under any other agreement between the parties hereto related to the transactions contemplated hereby.

ARTICLE X

TAX MATTERS

Section 10.1    Sales and Transfer Taxes. Seller and Buyer will each be responsible for 50 percent of all sales, use, value-added, business, goods and services,

transfer, documentary, conveyance or similar taxes or expenses that are imposed as a result of the Conveyance sale of the Acquired Assets (including any stamp duty or other tax chargeable in respect of any instrument transferring property and any taxes (other than Income Taxes) payable in connection with the sale and transfer of the Intellectual Property), together with any and all penalties, interest and additions to tax with respect thereto, and Seller and Buyer will cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of such tax Laws.

Section 10.2    Property Expense Apportionment. The following items relating to the Acquired Assets will be apportioned at the Closing in an Equitable Manner as of the close of business of the Closing Date so that the income and expense items with respect to the period up to and including the Closing Date will be for the applicable member of the Seller Group’s account and the income and expense items with respect to the period after the Closing Date will be for Buyer’s account. For purposes of this Section 10.2, the term “Equitable Manner” will mean that the members of the Seller Group will be allocated such items based on a fraction, the numerator of which is the number of days in the applicable period ending on the Closing Date for which the corresponding item is accrued and the denominator of which is the total number of days in such period for which the item is accrued, and Buyer will be allocated the remainder.

(a)	Furthermore, apportionment will be made for:

(i)    general and special real estate and other ad valorem Taxes and assessments and other state or local Taxes, fees, charges and assessments in respect of real estate will be based on the fiscal year for which assessed. If the Closing Date will occur before the Tax rate or assessment is fixed for any fiscal year, the apportionment of such Taxes and payments at the Closing will be based upon the most recently ascertainable Tax bills; provided, however, that Buyer and the members of the Seller Group will recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and based on, the actual Tax bills received for any such fiscal year and the amount of any payments in lieu of Tax made with respect to any such fiscal year; and

(ii)    personal property Taxes, if any, based on the fiscal year for which assessed. If the Closing Date will occur before the Tax rate or assessment is fixed for any fiscal year, the apportionment of such Taxes and payments at Closing will be based upon a reasonable estimate mutually agreed upon by Buyer and the members of the Seller Group; provided, however, that Buyer and the members of the Seller Group will recalculate and re-prorate said Taxes and make the necessary cash adjustments promptly upon the issuance, and based on, the actual Tax bills received for any such fiscal year.

(b)    To the extent any Taxes described in Section 10.2(a) are adjusted as a result of any Tax audit by a Governmental Authority or administrative or court proceeding initiated by a Governmental Authority with jurisdiction over the properties, Buyer and the members of the Seller Group will recalculate and re-prorate such Taxes and make the necessary cash adjustments promptly upon the resolution of such audit or proceeding.

Section 10.3    Amendment of Tax Returns. Except as required pursuant to applicable Law or contemplated by this Agreement, Buyer shall not, and shall cause its Affiliates not to, amend, refile or otherwise modify any Tax Return or material tax election relating in whole or in part to the Acquired Assets that was filed on or prior to the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

ARTICLE XI

TERMINATION

Section 11.1    Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing:

(a)    by written consent of Seller and Buyer;

(b)    by Seller or Buyer if any Governmental Authority having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction or taken any other Action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, that this right of termination will not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, such order, decree, ruling, injunction or other Action;

(c)    by Seller or Buyer if any of the conditions set forth in Sections 8.1 and 8.2 of this Agreement, as applicable, have not been satisfied or waived on or prior to November 1, 2019 (the “Outside Date“); provided, that this right of termination will not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of, or has primarily resulted in, the failure of any such conditions to be satisfied before such date; and, provided, further, that Buyer will have no right to terminate this Agreement pursuant to this Section 11.1(c) during the pendency of a legal proceeding by Seller for specific performance pursuant to Section 13.13.

(d)    by Buyer upon written notice to Seller, in the event of a breach of any representation, warranty, covenant or agreement on the part of Seller, such that the conditions specified in Section 8.1 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Seller within [***] days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the applicable Outside Date; provided, that Buyer will not have the right to terminate this Agreement pursuant to this Section 11.1(d) if it is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

(e)    by Seller upon written notice to Buyer, in the event of a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer, such that the conditions specified in Section 8.2 would not be satisfied at the Closing, and which, (i) with respect to any such breach that is capable of being cured, is not cured by Buyer within [***] days after receipt of written notice thereof, or (ii) is incapable of being cured prior to the applicable Outside Date; provided, that Seller will not have the right to terminate this Agreement pursuant to this Section 11.1(e) if Seller is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(f)    by Seller or Buyer if the PCA is terminated in accordance with its terms.

Section 11.2    Procedure upon Termination. In the event that this Agreement is terminated by Buyer or Seller pursuant to Section 11.1, written notice thereof will forthwith be given to the other Party in accordance with Section 11.1 and Section 13.6, and this Agreement will terminate, and the transactions contemplated hereby will be abandoned, without further action by Seller or Buyer.

Section 11.3    Effect of Termination. Except as otherwise set forth in this Section 11.3, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement will forthwith become void and have no further force or effect, without any liability on the part of any Party hereto or its Affiliates, officers, directors or stockholders, other than liability of Seller or Buyer, as the case may be, for any willful breach of this Agreement occurring prior to such termination; provided, however, that, (a) any failure of Seller to consummate the transactions contemplated hereby in breach of this Agreement will be deemed to be willful and (b) any failure of Buyer to consummate the transactions contemplated hereby in breach of this Agreement will be deemed to be willful (whether or not Buyer had sufficient funds available to consummate the transactions contemplated hereby). Notwithstanding the foregoing, the provisions of the last sentence of Section 6.2, Section 6.4, Section 6.6, Section 6.10, this Article XI, Article XII, Article XIII and the Confidentiality Agreement will survive any termination of this Agreement pursuant to Section 11.1 and remain valid and binding obligations of the Parties.

ARTICLE XII

CERTAIN DEFINITIONS

Section 12.1    Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

“Action” means any action, claim, suit, arbitration, investigation or proceeding, in each case, by or before any Governmental Authority.

“Actually Realized” means, with respect to any Tax Benefit, the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return on which a loss, deduction, credit or an increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled by” and “under common control with” have meanings correlative thereto.

“Ancillary Agreements” means the IP Assignment Agreement and the License Agreement.

“Assets” means assets, properties and rights, wherever located (including in the possession of vendors or other third-parties or elsewhere), whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

“Business” means the business of selling and performing the Test for the risk stratification of indeterminate pulmonary nodules in patients in the United States currently operated by Oncimmune USA.

“Business Contract” means any Contract to which a member of the Seller Group is party and of the type described in Section 1.1(g).

“Business Days” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are required to or may be closed.

“Business Employee” means each individual whose employment duties are primarily connected to performance of services for the Business, including all such employees absent due to vacation, holiday, sickness, short term disability or approved leave of absence.

“Business IP” means any Intellectual Property that is included in the Acquired Assets or the License Agreement and any licenses to use Intellectual Property that are included in the Acquired Assets or the License Agreement.

“Closing Date” means October 31, 2019.

“Code” means the Internal Revenue Code of 1986.

“Contract” means any contract, agreement, license, lease, guaranty, indenture, sales or purchase order or other legally binding commitment in the nature of a contract, whether written or oral.

“Damages” means all damages, losses, fines, penalties, costs and expenses, including reasonable attorneys’ fees and expenses incurred in investigating or defending a claim.

“Development Agreement” means the development agreement between the Parties contemplated by the PCA.

“Effect” has the meaning set forth in the definition of “Material Adverse Effect.”

“Employee Benefit Plan” means (a) an employee benefit plan (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, (b) other plans or arrangements providing welfare (including health, dental, vision, life and disability), pension, retirement benefits or vacation benefits, and (c) profit-sharing, bonus, stock option or stock appreciation plans or arrangements or similar forms of incentive compensation, in each case maintained by Seller or a Subsidiary of Seller for Transferred Employees. Notwithstanding the foregoing, “Employee Benefit Plan” will not include any statutory plan or similar employee benefits required by Law.

“Encumbrances” means options, pledges, security interests, liens, mortgages, charges, claims or other encumbrances or restrictions.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Fraud” means (a) with respect to Seller, that (i) a representation and warranty made by Seller was false when made, (ii) to the knowledge of Seller, such representation and warranty was false when made, (iii) Seller had an intent to induce Buyer to act or refrain from acting in such context and (iv) Buyer acted in justifiable reliance on such representation and warranty, and (b) with respect to Buyer, that (i) a representation and warranty made by Buyer was false when made, (ii) to the knowledge of Buyer, such representation and warranty was false when made, (iii) Buyer had an intent to induce Seller to act or refrain from acting in such context and (iv) Seller acted in justifiable reliance on such representation and warranty.

“Fundamental Representations” means the representations and warranties of Seller contained in Sections 4.1 (Organization, Existence and Good Standing), 4.2 (Authorization, Validity and Execution), 4.10(a) (Title to Assets) and 4.20 (Brokers).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means (a) any national, federal, state, county, municipal or foreign or supranational government, or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory, tribunal, taxing or administrative functions of or pertaining to government, and (c) any arbitrator or arbitral body or panel, department, ministry, instrumentality, agency, court, commission or body of competent jurisdiction.

“HCP” means any Person performing any professional medical, laboratory or research services, nursing services, behavioral health, or other clinical services, including any research investigator, physician, pharmacist, registered nurse, licensed practical nurse, advanced practice nurse, nurse practitioner, certified registered nurse practitioner, physician assistant, healthcare provider, therapist, mental health coach or other similar practitioner that is classified as a health care professional under applicable Law.

“Healthcare Laws” means all applicable Laws regulating health services or payment, including, but not limited to, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalty laws (42 U.S.C. § 1320a-7a), the administrative simplification provisions of HIPAA, the Medicare Prescription Drug, Improvement and Modernization Act of 2003, Medicare (Title XVIII of the Social Security Act), Medicaid (Title XIX of the Social Security Act), the Food, Drug and Cosmetic Act (21 C.F.R. §§ 301 et seq.), the Prescription Drug Marketing Act of 1987, the Deficit Reduction Act of 2005, HIPAA, HITECH, the Patient Protection and Affordable Care Act of 2010, any amendments thereto, the regulations promulgated pursuant to such Laws, and any state analogs to any of the foregoing Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereunder, including the privacy rule at 45 C.F.R. Part 160 and Part 164, Subparts A and E, the security rule at 45 C.F.R. 164, Subpart C, and the data breach notification rule at 45 C.F.R. Subpart D, as each be amended from time to time.

“Income Taxes” means U.S. federal, state or local or foreign net income or capital gain Taxes (but not any gross income Taxes and not any withholding Taxes or payroll, employment or employee Taxes), together with any interest or penalties imposed with respect thereto.

“Intellectual Property” means any (a) utility and design patents, (b) trademarks, service marks, trade names, brand names, trade dress, slogans, logos and internet domain names, (c) inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, proprietary information, trade secrets, and confidential information, whether or not patented or patentable, (d) copyrights, writings and other copyrightable works and works in progress, databases and software, (e) all other intellectual property rights and foreign equivalent or counterpart rights and forms of protection of a similar or analogous nature or having similar effect in any jurisdiction throughout the world, (f) all registrations and applications for registration of any of the foregoing, and (g) any renewals, extensions, continuations, divisionals, reexaminations or reissues or equivalent or counterpart of any of the foregoing in any jurisdiction throughout the world.

“Kansas Lab” means the CLIA-licensed laboratory at 8960 Commerce Drive, Building #6, De Soto, Kansas 66018, USA leased by Oncimmune USA pursuant to the Lease.

“Law” means any statute, law (including common law), ordinance, rule, regulation, order or decree promulgated by any Governmental Authority.

“Lease” means that certain Commercial and Industrial Lease Agreement, between Fish Development, LLC and Oncimmune (USA) LLC, dated November 29, 2007, as amended by the First Amendment to Lease, by Great Southern Bank, successor in interest to Fish Development, LLC and Oncimmune (USA) LLC, dated October 29, 2012 and the Second Amendment to Lease, by Desoto Investments, L.L.C., successor in interest to Great Southern Bank, and Oncimmune (USA) LLC, dated July 26, 2017.

“Liability” means all debts, claims, liabilities, obligations, damages, fines, penalties, costs and expenses (whether known or unknown, vested or unvested, asserted or unasserted, absolute or contingent, accrued or unaccrued, assessed or unassessed, liquidated or unliquidated, actual or potential, and due or to become due).

“Material Adverse Effect” means any change, effect or event (each, an “Effect”) that is materially adverse to the financial condition or results of operations of the Business, taken as a whole; provided, however, that no Effect will be considered when determining whether a Material Adverse Effect has occurred to the extent such Effect resulted or arose from any of the following: (a) the negotiation, execution, announcement or pendency of the transactions contemplated by this Agreement, including any impact thereof on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees; (b) conditions affecting the industry in which the Business participates, the U.S. economy as a whole or the capital markets in general or the markets in which the Business operates; (c) compliance with the terms of, or the taking of any action required by, this Agreement, the Ancillary Documents or the other agreements and transactions contemplated hereby; (d) any change in applicable Laws or the interpretation thereof; (e) actions required to be taken under applicable Laws; (f) any change in GAAP or other accounting requirements or principles or any change in related Laws or the interpretation thereof; (g) any national or international political or social conditions, including an outbreak or escalation of hostilities, acts of terrorism, military acts, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to the foregoing, in each case whether or not involving the United States; (h) any change in conditions in the United States, foreign or global financial, banking or securities markets generally (including any disruption thereof and any decline in the price of any security or any market index or any change in interest or exchange rates); (i) any hurricane, earthquake, flood or other natural disasters; (j) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that this clause (j) will not prevent a determination that any Effect underlying such failure has resulted in a Material Adverse Effect); or (k) any action taken with the consent or upon the request of Buyer, but in the case of clause (b), only to the extent any such Effects do not have a materially disproportionate adverse impact on the Business relative to other Persons in the industries in which the Business operates.

“Permit” means any approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Permitted Encumbrances” means (a) (i) Encumbrances for Taxes, assessments or governmental charges or levies on property not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workmen’s, repairmen’s and other like Encumbrances arising or incurred in the ordinary course of business and (iii) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business; (b) the terms of the Lease; (c) Encumbrances consisting of zoning or planning restrictions, Permits and other governmental or non-governmental restrictions or limitations on the use of real property or irregularities in title thereto which do not materially impair the use of such real property in the operation of the Business as currently conducted; (d) covenants, conditions and restrictions of record; (e) private and public easements, rights of way and utility agreements, and roads or highways, if any; (f) all covenants, conditions, restrictions, easements, rights of way, encumbrances, defects, imperfections, irregularities of title or other Encumbrances that would be readily apparent upon physical inspection of the Leased Real Property or review of an accurate survey covering the Leased Real Property; (g) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Encumbrance thereon, and (ii) any Encumbrance permitted under the applicable lease agreement and any ancillary documents thereto; (h) Encumbrances created by Buyer or its successors and assigns; (i) Encumbrances disclosed in the Seller Disclosure Letter; (j) Encumbrances (other than monetary encumbrances) incurred in the ordinary course of business since December 31, 2018; and (k) licenses to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personally identifiable information” or “PII”) provided by applicable Law, or by the Business in any of its privacy policies, notices or contracts, all information that alone or in combination with other information identifies, or that could be used to identify an individual person or a device belonging to an individual person, including name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier.

“PHI” means “protected health information” as defined under HIPAA.

“Privacy Laws” means any and all applicable Laws relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross- border) of Personal Information, including the Federal Trade Commission Act and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Representatives” means a Party’s accountants, counsel, consultants, advisors and agents.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Buyer immediately prior to the execution of this Agreement, as the same may be updated in accordance herewith.

“Seller Group” means Seller and Oncimmune USA.

“Seller Guaranty” will mean any guaranty, letter of credit, indemnity or contribution agreement or other similar agreement entered into by any member of the Seller Group in favor of any third party guaranteeing or assuring such third party of the payment of any actual or potential liability or obligation of the Business to such third party.

“Shared Business Contracts” means the Contracts between Seller or an Affiliate, on the one hand, and unrelated third parties, on the other hand, that are related to the Business but are not Business Contracts.

“Subsidiary” means, with respect to any Person: (a) any other Person of which such Person beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests of such other Person, or (iii) the capital or profit interests of such other Person; or (b) any other Person of which such Person has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body of such other Person.

“Tax” or “Taxes” means any income, alternative or add-on minimum, gross income or receipts, sales, use, value added, consumption, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, direct placement, employment, excise, severance, stamp, procurement, occupation, premium, property, escheat, environmental or windfall profit tax, custom, duty or other tax, together with any interest, additions or penalties with respect thereto.

“Tax Benefit” means any refund of Taxes paid or any reduction in the amount of Taxes which otherwise would have been paid, calculated on a with and without basis.

“Tax Return” means any return, declaration, report, claim for refund, information return or similar statement filed or required to be filed with respect to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Test” means the EarlyCDT-Lung blood test detecting a panel of seven lung cancer autoantibodies (p53, CAGE, GBU4-5, NY-ESO-1, MAGE A4, HuD and SOX2) in blood or serum collected by venipuncture or finger stick, the first intended use of which is a rule-in test for use by physicians to further assess lung cancer risk in patients previously identified by CT scan to have IPNs of intermediate risk (10-65%) and the second intended use of which is a targeted screen for use by health care providers (HCPs) to triage patients at risk of lung cancer to CT scan. For clarity, “Test” includes any Successor Iteration (as defined in the PCA) developed by or on behalf of Oncimmune or its Affiliates or their respective licensees.

“Transferred Employee” means each employee set forth on Exhibit 12.1, which Exhibit may be updated prior to the Closing by mutual agreement of the Parties.

“Treasury Regulations” means final and temporary income tax regulations proposed by the U.S. Department of Treasury existing as of the Closing Date.

Section 12.2    Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Acquired Assets	Section 1.1
Acquired IT Assets	Section 1.1(i)
Agreement	Introductory Paragraph
Assigned Intellectual Property	Section 1.1(e)
Assumed Liabilites	Section 1.3
Balance Sheet	Section 4.5(a)
Bankruptcy and Equity Exception	Section 4.2
Basket	Section 9.4(a)
Buyer	Introductory Paragraph
Buyer Indemnitees	Section 9.2(a)
Cap	Section 9.4(b)
Claim Notice	Section 9.3(a)
Closing	Section 3.1
COBRA	Section 7.4
Confidentiality Agreement	Section 6.4
Convey	Section 1.1
Equipment	Section 1.1(b)
Equitable Manner	Section 10.2
Excluded Assets	Section 1.2
Excluded Liabilities	Section 1.4
Execution Date	Introductory Paragraph
Final Allocation	Section 2.3
Financial Statements	Section 4.5(a)
Indemnified Party	Section 9.3(a)
Indemnifying Party	Section 9.3(a)

Inventory	Section 1.1(a)
IP Assignment Agreement	Section 3.2(a)(ii)
Knowledge	Section 13.7(b)
Leased Real Property	Section 4.7(b)
Legal Requirement	Section 4.12
License Agreement	Section 3.2(a)(iii)
Material Contract	Section 4.9(b)
Material Relationships	Section 4.17
Multiemployer Plan	Section 4.14(b)
Oncimmune USA	Recitals
Outside Date	Section 11.1(c)
Parties	Introductory Paragraph
Party	Introductory Paragraph
PCA	Recitals
Potential Contributor	Section 9.5
Purchase Price	Section 2.1(a)
Quarterly Amount	Section 2.1(a)
Seller	Introductory Paragraph
Seller Indemnitees	Section 9.2(b)
Sharing Arrangements	Section 6.11(b)(i)
Supply Agreement	Section 1.2(e)
Third Party Claim	Section 9.3(a)
Transfer Documents	Section 3.3
Welfare Plans	Section 7.4

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1    Seller Disclosure Letter. Any disclosure in any section of the Seller Disclosure Letter of any Contract, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, Liability, default, breach, violation, limitation, impediment or other matter be “material,” will not be construed against Seller, as an assertion by Seller, that any such Contract, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material. No reference to or disclosure of any item or other matter in the Seller Disclosure Letter will be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Seller Disclosure Letter. Any disclosure in any section of the Seller Disclosure Letter will be deemed to be fully disclosed regardless of whether it could have been listed in another section of the Seller Disclosure Letter. Any disclosure by Seller in any section of the Seller Disclosure Letter will be deemed to be fully disclosed with respect to all other sections of the Seller Disclosure Letter, to the extent that the relevance to the disclosure required by or provided in another section of the Seller Disclosure Letter is reasonably apparent. The Seller Disclosure Letter is qualified in its entirety by reference to specific provisions of this Agreement and is not intended to constitute, and will not be construed as constituting, any representations or warranties of Seller except as and to the extent provided in this Agreement, subject to the limitations and conditions provided for in this Agreement. The Seller Disclosure Letter may include items or information which Seller is not required to disclose under this Agreement; disclosure of such items or information will not affect (directly or indirectly) the interpretation of this Agreement or the scope of any disclosure obligation under this Agreement. The attachments to the Seller Disclosure Letter form an integral part of the Seller Disclosure Letter and are incorporated by reference for all purposes as if set forth fully therein. The headings contained in the Seller Disclosure Letter are for convenience of reference purposes only and will not affect in any way the meaning or interpretation of this Agreement or the Seller Disclosure Letter. No disclosure in the Seller Disclosure Letter relating to any possible breach or violation of any Contract or applicable Law will be construed as an admission or indication that any such breach or violation exists or has actually occurred. The exceptions, modifications, descriptions and disclosures in any section of the Seller Disclosure Letter are made for all relevant purposes of this Agreement and are exceptions by members of the Seller Group to all representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement to the extent applicable thereto. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Seller Disclosure Letter with respect to any matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Seller Disclosure Letter. Any such supplement shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of satisfying the Closing conditions set forth in Section 8.1(a) and for purposes of ARTICLE XI, but shall otherwise not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement for purposes of the indemnification rights contained in this Agreement.

Section 13.2    Assignment. This Agreement may not be assigned by Buyer or Seller without the prior written consent of the other Party. Notwithstanding anything to the contrary, either party shall be permitted to assign or otherwise transfer (by operation of law or otherwise) this Agreement in connection with the sale of such party or all or substantially all of its assets, provided that such party obtains prior written consent of the other Party, which consent shall not be unreasonably withheld.

Section 13.3    No Third-Party Beneficiaries. Except for the Persons entitled to indemnification under Article IX, this Agreement is for the sole benefit of the parties to this Agreement and does benefit or create any right or cause of action for any other Persons.

Section 13.4    Entire Agreement; Amendments. This Agreement, including any Exhibits, Schedule, the Seller Disclosure Letter, the PCA, the Supply Agreement, the Development Agreement and the Ancillary Agreements contain the complete and entire understanding of the parties with respect to their subject matter. This Agreement supersedes all prior written or oral statements representations, warranties, promises, assurances, agreements and understandings between the Parties relating to or in connection with the subject matter of this Agreement. For clarity, this Agreement does not supersede any other related agreements executed by the Parties in connection with or relating to the subject matter of this Agreement. Each Party to this Agreement hereby acknowledges that they have not relied on any promise, representation or warranty that is not set forth in this Agreement. This Agreement may not be amended except in writing signed by each Party.

Section 13.5    Waiver. At any time at or prior to the Closing, Seller may agree to (a) extend the time for the performance of any of the obligations or other acts of Buyer contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any document, certificate or writing delivered by Buyer pursuant hereto or (c) waive compliance by Buyer with any of the agreements or conditions contained herein. At any time at or prior to the Closing, Buyer may (i) extend the time for the performance of any of the obligations or other acts of Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of Seller contained herein or in any document, certificate or writing delivered by Seller pursuant hereto or (iii) waive compliance by Seller with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder will not constitute a waiver of such rights.

Section 13.6    Notices. All notices, requests, demands and other communications (including, for the avoidance of doubt, any notice or document sent by any Party) under this Agreement will be in writing and will be deemed to have been duly given (i) on the date of service if served personally on the Party to whom notice is to be given; (ii) on the day of transmission if sent by e-mail to the e-mail address given below (provided no delivery failure message is received by the sender); (iii) on the Business Day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth day after mailing, if mailed to the Party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the Party as follows:

(a)	If to Buyer:

Biodesix, Inc.

2970 Wilderness Place, Suite 100

Boulder, Colorado 80301

Attn: Legal Affairs

Email: legalaffairs@biodesix.com

with a copy to:

Cooley Godward

380 Interlocken Crescent #900

Broomfield, Colorado 80021

Attn: Brent Fassett

Email: fassettbd@cooley.com

(b)	If to Seller:

Oncimmune Limited

51 Eastcheap

London EC3M 1JP

United Kingdom

Email: [***]

with a copy to:

Jones Day

1420 Peachtree St., NE

Atlanta, Georgia 30309

Attn: R. Kenneth Boehner

Email: kboehner@jonesday.com

or such other addresses or numbers and/or addressee as are furnished in writing by either Party.

Section 13.7    Interpretation.

(a)    The words “hereof” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Exhibits and Schedule references are to the Articles, Sections, Exhibits and Schedule of this Agreement unless otherwise specified. Whenever the words “include,” “includes” “including” or similar expressions are used in this Agreement, they will be understood be followed by the words “without limitation.” The words describing the singular number will include the plural and vice versa, and words denoting any gender will include all genders and words denoting natural persons will include corporations and partnerships and vice versa. The phrase “made available” in this Agreement will mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this

Agreement. All references to “$” or “dollars” are to U.S. dollars, and all amounts to be calculated or paid under this Agreement will be in U.S. dollars. References to statutes include all regulations promulgated thereunder and reference to statutes or regulations will be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b)    For all purposes of this Agreement, the phrase “to the Knowledge of Seller” and any derivations thereof will mean, as of the applicable date, the actual knowledge of Adam Hill, Matthew Hall, Andrew Stewart, Marco Casarin and Laura Peek, who will not have any personal liability or obligations regarding such knowledge or any duty of inquiry or investigation with respect thereto.

Section 13.8    Counterparts. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

Section 13.9    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

Section 13.10    Governing Law; Consent to Exclusive Jurisdiction.

(a)    The interpretation and construction of this Agreement, and all matters relating to this Agreement, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

(b)    Each of the parties agrees that any legal action or proceeding with respect to this Agreement may be brought in the federal and state courts located in the State of Delaware, and, by execution and delivery of this Agreement, each Party to this Agreement irrevocably submits itself in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts in any legal action or proceeding arising out of this Agreement. Each of the parties irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the preceding sentence. Each Party consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address (set forth in Section 13.6) below its name and agrees that such service upon receipt will constitute good and sufficient service of process or notice thereof. Nothing in this paragraph will affect or eliminate any right to serve process in any other manner permitted by law.

Section 13.11    WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS- COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTUOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL.

Section 13.12    Recovery of Fees by Prevailing Party. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the Party which does not prevail in such litigation, as determined by the court in a final judgment or decree, will pay to the prevailing Party all costs, expenses and attorneys’ fees incurred by the prevailing Party, including such costs, expenses and fees of any appeals. If the prevailing Party will recover judgment in any action or proceeding, its costs, expenses and attorneys’ fees will be included as part of such judgment.

Section 13.13    Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Article XI, the parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. To the extent any Party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement), the Outside Date will automatically be extended to (i) the [***] Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding.

[Remainder of this Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

ONCIMMUNE LIMITED

By:	/s/Adam M. Hill
Name:	Adam M. Hill
Title:	Chief Executive Officer

BIODESIX, INC.

By:	/s/ David Brunel
Name:	David Brunel
Title:	CEO

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]